SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12

                             COOPER INDUSTRIES, INC.
                             -----------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               DANAHER CORPORATION
                               -------------------
      (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)    Title of each class of securities to which transaction applies:

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         (2)    Aggregate number of securities to which transaction applies:

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         (3)    Per unit price or other underlying value of transaction
                computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                ----------------------------------------------

         (4)    Proposed maximum aggregate value of transaction:

                ----------------------------------------------

         (5)    Total fee paid:

[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)    Amount previously paid:

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         (2)    Form, Schedule or Registration Statement No.:

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         (3)    Filing Party:

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         (4)    Date Filed:

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


                   SUBJECT TO COMPLETION; DATED August 3, 2001

                           PRELIMINARY PROXY MATERIAL
                           --------------------------

                           [DANAHER CORPORATION LOGO]

                                                                 August   , 2001

Dear Cooper Shareholder:

         Danaher Corporation has proposed a business combination with Cooper Industries, Inc. that we believe is a clearly superior alternative to Cooper's proposal to reorganize in Bermuda. The consideration Danaher would pay in this transaction would consist of 75% Danaher stock and 25% cash. Under our proposal, each Cooper share would be converted into $14.50 in cash and 0.7650 Danaher shares at the high end of the proposed range, or $13.50 in cash and 0.7123 Danaher shares at the low end of the proposed range. We have indicated to the Cooper Board of Directors that we would expect to finalize a combination proposal at the high end of our range after a customary due diligence review of Cooper's business, which we believe we could complete in two weeks with Cooper's cooperation.

         The Danaher proposal would provide you with an immediate and substantial premium for your Cooper shares and would enable you to participate in the growth of a stronger combined company. Based on Danaher's closing share price on July 20, 2001, the day before the two companies met to discuss Danaher's proposal, the Danaher merger proposal would provide a value of $54.00 to $58.00 for each share of Cooper common stock, representing a premium of 33% to 43% over Cooper's closing share price on that day and a premium of 40% to 50% over Cooper's average closing share price for the preceding three months. Because the number of shares of Danaher common stock that Cooper shareholders would receive pursuant to the Danaher merger proposal is fixed, the implied value of the Danaher merger proposal will fluctuate based on changes in the market price of Danaher's common stock. Please obtain a current share price for Danaher stock to determine the value of our offer to you today.

         As you know, Cooper has proposed to reorganize in Bermuda. In connection with the proposed reorganization, Cooper has scheduled a special meeting of shareholders to be held at the Chase Center Auditorium, 601 Travis Street, Houston, Texas on Thursday, August 30, 2001, at 10:00 a.m. The Cooper Board of Directors is soliciting your vote to approve its proposed reorganization in Bermuda.

         As discussed in the accompanying proxy statement, we believe our proposed merger is a clearly superior alternative to the proposed reorganization. However, our proposal is conditioned on rejection by the Cooper shareholders of the proposed reorganization. Accordingly, we are soliciting your proxy to vote AGAINST the proposed reorganization.

         WE BELIEVE THE DANAHER MERGER PROPOSAL IS SUPERIOR TO THE PROPOSED REORGANIZATION FOR THE FOLLOWING REASONS:

        - SIGNIFICANT PREMIUM. Our proposed merger would provide an immediate and substantial premium for your Cooper shares. In contrast, the reorganization in Bermuda will not yield any premium at all.

        - STRONGER CURRENCY. Our proposed merger would provide Cooper shareholders an opportunity to invest in Danaher common stock, which has demonstrated stronger performance and delivered more attractive total returns than Cooper common stock and the S&P 500 for the past three, five and ten year periods.

        - STRONGER COMBINED COMPANY. Cooper's shareholders will have the opportunity to participate in the growth and synergies of a stronger, well capitalized company, with a management team focused on the aggressive pursuit of enhanced shareholder value.

        - FAVORABLE TAX TREATMENT. Our proposed merger offers Cooper shareholders consideration comprised of 75% Danaher stock and 25% cash. Accordingly, our proposal provides an immediate and substantial cash payment to Cooper shareholders and is also expected to qualify as a reorganization for tax purposes. Thus, it is expected that shareholders would only pay tax on their gain up to the amount of the cash they receive, while the majority of the consideration, namely the shares of Danaher common stock, would be received tax-free by Cooper shareholders. In contrast, Cooper's planned reorganization will require shareholders to pay tax on all their gains without providing them any cash proceeds with which to satisfy the tax liability incurred.

                             YOUR VOTE IS IMPORTANT!

         IF COOPER'S REORGANIZATION IN BERMUDA IS APPROVED, YOU WILL NOT HAVE THE OPPORTUNITY TO RECEIVE THE VALUE REPRESENTED BY OUR MERGER PROPOSAL. WE URGE YOU TO VOTE AGAINST COOPER'S REORGANIZATION IN BERMUDA BY SIGNING, DATING AND RETURNING THE ACCOMPANYING BLUE PROXY CARD TODAY.

         Even if you previously have submitted a proxy card furnished by the Cooper Board, it is not too late to change your vote by simply signing, dating and returning the blue proxy card today.

         WE URGE YOU TO PROTECT YOUR INTERESTS AND SEND A STRONG MESSAGE TO THE COOPER BOARD OF DIRECTORS--PLEASE SIGN, DATE AND RETURN THE BLUE PROXY CARD TODAY.

         If you have any questions, please call MacKenzie Partners, Inc., who is assisting us with the proxy solicitation, at (800) 322-2885.

         Thank you for your consideration and support.

                                          Sincerely,


                                          H. Lawrence Culp, Jr.
                                          President and Chief Executive Officer

This proxy statement is dated and is first being mailed to shareholders on or
about August   , 2001.

                                    IMPORTANT

1. If your Cooper shares are held in your own name, please sign, date and mail the enclosed blue proxy card to MacKenzie Partners, Inc. in the postage-paid envelope provided.

2. If your Cooper shares are held in "street-name," only your broker or bank can vote your shares and only upon receipt of your specific instructions. If your shares are held in "street-name," deliver the enclosed blue proxy card to your broker or bank and contact the person responsible for your account to vote on your behalf and to ensure that a blue proxy card is submitted on your behalf. Danaher urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Danaher in care of MacKenzie Partners, Inc., so that Danaher will be aware of all instructions given and can attempt to ensure that such instructions are followed.

3. Only shareholders of record on July 23, 2001 are entitled to vote at the annual meeting of Cooper shareholders. Danaher urges each shareholder to ensure that the record holder of his or her shares signs, dates and returns the enclosed blue proxy card as soon as possible.

         DO NOT SIGN OR RETURN ANY WHITE PROXY CARD YOU MAY RECEIVE FROM COOPER.

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL:

                            MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE
                               NEW YORK, NY 10010
                          CALL COLLECT: (212) 929-5500
                                       OR
                         CALL TOLL-FREE: (800) 322-2885


         THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES IN OPPOSITION TO COOPER'S PROPOSAL TO REORGANIZE IN BERMUDA AND IS NEITHER AN OFFER TO SELL ANY SHARES OF DANAHER COMMON STOCK NOR A REQUEST FOR THE TENDER OF SHARES OF COOPER COMMON STOCK. ANY ISSUANCE OF DANAHER COMMON STOCK IN CONNECTION WITH DANAHER'S PROPOSED MERGER WITH COOPER WILL HAVE TO BE REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY ONLY BE MADE BY MEANS OF A PROSPECTUS COMPLYING WITH THE REQUIREMENTS OF SUCH ACT.

                         SPECIAL MEETING OF SHAREHOLDERS
                                       OF
                             COOPER INDUSTRIES, INC.

                                 PROXY STATEMENT
                                       OF
                               DANAHER CORPORATION

                             SOLICITATION OF PROXIES
                                  IN OPPOSITION
                              TO COOPER'S PROPOSED
                           REINCORPORATION IN BERMUDA

         This Proxy Statement and the enclosed blue proxy card are furnished by Danaher Corporation, a Delaware corporation ("Danaher"), in connection with its solicitation of proxies to be used at the special meeting (the "Special Meeting") of shareholders of Cooper Industries, Inc., an Ohio corporation ("Cooper"), to be held at the Chase Center Auditorium, 601 Travis Street, Houston, Texas on Thursday, August 30, 2001, at 10:00 a.m., and at any adjournments, postponements or reschedulings of that meeting. Pursuant to this Proxy Statement, Danaher is soliciting proxies from holders of shares of common stock, par value $5.00 per share, of Cooper ("Cooper Common Stock") to vote AGAINST Cooper's pending proposal to reorganize in Bermuda (the "Reorganization Proposal"). Cooper has set the close of business on July 23, 2001 as the record date (the "Record Date") for determining those shareholders who will be entitled to vote at the Special Meeting. This Proxy Statement and the enclosed blue proxy card are first being sent or given to shareholders of Cooper on or about
August   , 2001. Cooper's corporate headquarters are located at 600 Travis,
Suite 5800, Houston, Texas 77002-1001, telephone (713) 209-8400.

THE DANAHER MERGER PROPOSAL

         On July 25, 2001, Danaher delivered a letter to H. John Riley, Jr., Cooper's Chairman and Chief Executive Officer, setting forth a business combination proposal that Danaher had presented at a meeting with Mr. Riley and certain other Cooper executives on July 21, 2001. Danaher believes that, compared to the Reorganization Proposal, the Danaher Merger Proposal
(the "Danaher Merger Proposal")constitutes a superior transaction for holders of Cooper Common Stock. Under Danaher's proposal, Cooper and Danaher would combine in a merger (the "Proposed Danaher Merger") in which each share of Cooper Common Stock would be converted into $14.50 in cash and 0.7650 shares of Danaher common stock, par value $1.00 per share ("Danaher Common Stock"), at the high end of our proposed range or $13.50 in cash and 0.7123 shares of Danaher Common Stock at the low end of our proposed range. In its July 25 letter, Danaher indicated to Mr. Riley that it would expect to finalize a combination proposal at the high end of this range after a customary due diligence review of Cooper's business, which we believe we could complete in two weeks with Cooper's cooperation.

         Based on Danaher's closing share price on July 20, 2001, the day before the two companies met to discuss Danaher's proposal, the Danaher Merger Proposal would provide a value of $54.00 to $58.00 for each share of Cooper Common Stock, representing a premium of 33% to 43% over Cooper's closing stock price on that day and a premium of 40% to 50% over Cooper's average share price for the preceding three months. Because the number of shares of Danaher Common Stock that Cooper shareholders would receive pursuant to the Danaher Merger Proposal is fixed, the implied value of the Danaher Merger Proposal will fluctuate based on changes in the market price of Danaher's Common Stock. Please obtain a current share price for Danaher stock to determine the value of our offer to you today.

         The Danaher Merger Proposal is subject to certain conditions, including:

        - withdrawal of the Reorganization Proposal by the Cooper Board of Directors or rejection of the Reorganization Proposal by the Cooper shareholders,

        -     a customary due diligence review of Cooper and its businesses,

        - execution of a definitive merger agreement by Danaher and Cooper, and

        - redemption of the rights issued pursuant to the Rights Agreement, dated as of August 5, 1997, between Cooper and First Chicago Trust Company of New York.

         Danaher would expect a merger agreement with Cooper to be conditioned upon approval by the Danaher and Cooper shareholders, receipt of all required regulatory approvals, and other customary conditions, including satisfaction of certain requirements under Ohio law. See "Background of the Solicitation -- Regulatory Approvals Required for the Proposed Danaher Merger."

         There can be no assurance as to the timing or satisfaction of the conditions to the Danaher Merger Proposal or as to the timing or satisfaction of the conditions that a merger agreement between Danaher and Cooper would contain. In addition, there can be no assurance that Cooper would be willing to enter into merger discussions with Danaher even if Cooper shareholders rejected the Reorganization Proposal.

         By voting "AGAINST" the Reorganization Proposal, Cooper shareholders can demonstrate their support for the proposed combination of Danaher and Cooper and send a strong message to the Cooper Board that they want to preserve the opportunity to consider the Danaher Merger Proposal.

         TO ENSURE THAT WE MAY VOTE YOUR SHARES AT THE SPECIAL MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED BLUE PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU CAN WITHDRAW YOUR PROXY, OR CHANGE YOUR VOTE, AT ANY TIME BEFORE IT IS VOTED BY EXECUTING A LATER-DATED PROXY, BY VOTING BY BALLOT AT THE SPECIAL MEETING, OR BY FILING AN INSTRUMENT OF REVOCATION WITH THE INSPECTORS OF ELECTION IN CARE OF MACKENZIE PARTNERS, INC.

               REASONS TO VOTE AGAINST THE PROPOSED REORGANIZATION

         Danaher urges you to vote your shares of Cooper Common Stock AGAINST the Reorganization Proposal for the following reasons:

        - A vote against the Reorganization Proposal satisfies a condition to the Danaher Merger Proposal and moves you one step closer to receiving the superior value represented by the Danaher Merger Proposal.

        - A vote against the Reorganization Proposal will send a firm message to the Cooper Board of Directors that you support the Danaher Merger Proposal.

        - We believe that reincorporating Cooper in Bermuda will have the effect of further entrenching the Cooper Board of Directors and increasing the risk that Cooper shareholders will be denied a change of control premium for their shares.

         Danaher believes that the combination of Danaher and Cooper is a superior alternative to the Reorganization Proposal and would provide substantial benefits to the Cooper shareholders, for the following reasons:

        - SIGNIFICANT PREMIUM. The Danaher Merger Proposal would provide an immediate and substantial premium for your shares of Cooper Common Stock. In contrast, the reorganization in Bermuda will not yield any premium at all.

        - STRONGER CURRENCY. The Danaher Merger Proposal would provide Cooper shareholders an opportunity to invest in Danaher Common Stock, which has demonstrated stronger performance and delivered more attractive total returns than Cooper Common Stock and the S&P 500 for the past three, five and ten year periods.

        - STRONGER COMBINED COMPANY. Cooper's shareholders will have the opportunity to participate in the growth and synergies of a stronger, well capitalized company, with a management team focused on the aggressive pursuit of enhanced shareholder value.

        - FAVORABLE TAX TREATMENT. The Danaher Merger Proposal offers Cooper shareholders consideration comprised of 75% Danaher stock and 25% cash. Accordingly, our proposal provides an immediate and substantial cash payment to Cooper shareholders, and is also expected to qualify as a reorganization for tax purposes. Thus, it is expected that shareholders would only pay tax on their gain up to the amount of the cash they receive, while the majority of the consideration, namely the shares of Danaher stock, would be received tax-free by Cooper shareholders. In contrast, Cooper's planned reorganization will require shareholders to pay tax on all their gains without providing them any cash proceeds with which to satisfy the tax liability incurred.

                                    IMPORTANT

         IF YOU WANT TO HAVE THE OPPORTUNITY TO CONSIDER THE PROPOSED DANAHER MERGER, WE URGE YOU TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD TO VOTE AGAINST THE REORGANIZATION PROPOSAL. WE URGE YOU TO EXECUTE AND MAIL THE BLUE PROXY CARD AS SOON AS POSSIBLE.

         REJECTION OF THE REORGANIZATION PROPOSAL IS A CRITICAL STEP IN SECURING THE SUCCESS OF THE DANAHER MERGER PROPOSAL.

         EVEN IF YOU HAVE ALREADY SENT A PROXY TO THE BOARD OF DIRECTORS OF COOPER, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE REORGANIZATION PROPOSAL BY SIGNING, DATING AND MAILING THE ENCLOSED BLUE PROXY CARD IN THE ENCLOSED ADDRESSED ENVELOPE. NO POSTAGE IS NECESSARY IF YOUR PROXY IS MAILED IN THE UNITED STATES.

         THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES IN OPPOSITION TO THE REORGANIZATION PROPOSAL AND IS NEITHER AN OFFER TO SELL ANY SHARES OF DANAHER COMMON STOCK NOR A REQUEST FOR THE TENDER OF SHARES OF COOPER COMMON STOCK. THE ISSUANCE OF DANAHER COMMON STOCK IN CONNECTION WITH
DANAHER'S PROPOSED MERGER WITH COOPER WILL HAVE TO BE REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY ONLY BE MADE BY MEANS OF A PROSPECTUS COMPLYING WITH THE REQUIREMENTS OF SUCH ACT.

                         BACKGROUND OF THE SOLICITATION

THE 1999 PROPOSAL

         In 1999, George M. Sherman, the former President and Chief Executive Officer of Danaher contacted Mr. Riley to raise the possibility of a combination of Danaher and Cooper.

         On August 17, 1999, Mr. Sherman sent Mr. Riley the following letter:


                              [DANAHER LETTERHEAD]

August 17, 1999

Mr. H. John Riley, Jr.
Chairman, President and Chief Executive Officer
Cooper Industries, Inc.
600 Travis Street, Suite 5800
Houston, Texas  77002-1001

Dear John:

The last time we spoke, I did not fully express my view of the compelling opportunity presented by a merger between Cooper Industries, Inc. and Danaher Corporation.

We believe there is significant value to be realized in combining our businesses. Benefits would result from both the strategic alignment of our businesses as well as the combined size and power of the new entity. The immediate operational and strategic impact of combining our companies, as well as the critical mass created, will drive short and long term value.

Together, we would create a company with more than $7 billion in revenues. More importantly, the new company could assemble four strategic global business platforms, each with at least $1 billion in revenue, and three additional platforms with at least $500 million in revenue. Our research suggests these seven platforms, which could operate under two business segments, would drive value for all our constituents in part by accelerating internal growth rates and in part by expanding the opportunities to acquire complementary business lines. For example, a combination would create a $1 billion dollar utility products platform. With our complementary lines and market reach, we would be well positioned to succeed in this consolidating industry.

The combination of our tool businesses represents another opportunity to deliver incremental value by creating an industry leader that would leverage the combined operations and distribution channels. Not surprisingly, our tool companies are already working together to better serve the customer.

Furthermore, a combination would create an exciting global enterprise with compelling strength in industrial and electrical distribution. With the changes and consolidation occurring in these distribution channels, we believe an exceptional opportunity exists for sustainable competitive advantage. The breadth and complementary nature of our products, coupled with the critical mass and combined commitments to drive quality, costs and customer service, would position us to take a leadership role in these distribution channels.

Our combined size would also create a balance sheet that would provide additional opportunities to enhance value. The new entity would leverage our combined purchasing power and enjoy a greater ability to retain and recruit top talent. Our size would also allow us to increase the funding for internal growth initiatives. With the proper funding, we can accelerate growth and deliver superior returns to our shareholders. In addition, we would be in a position to explore larger strategic acquisitions. We have already identified dozens of acquisition opportunities for our combined businesses.

How much is all this worth? I believe the growth and cost opportunities from combining these businesses is substantial. Simply put, this is an extraordinary opportunity to bring two companies together to accelerate the combined internal and external growth rates. This winning combination will help drive superior value for our customers, associates, suppliers and shareholders. I believe our management teams and Boards could effectively work together to manage the combined enterprise.

For all these reasons, we would be prepared to make the following proposal that has been discussed with and has the full support of our Board.

Our proposal would be for our companies to undertake a tax-free, all-stock merger in which the shareholders of Cooper will receive 1.33 shares of Danaher common stock for each Cooper common share they own. This exchange ratio offers a compelling value of $78 per share based on our current stock price, and represents a 40% premium above the current Cooper stock price. This exchange ratio fairly reflects the synergies and benefits we envision would flow from the combination of our businesses. Moreover, as future Danaher shareholders that would hold almost half of the combined company's equity, Cooper shareholders would participate fully in the upside and growth of a much stronger combined company. As you may be aware, Danaher shareholders have enjoyed compounded annual returns in excess of 30% for the last five, ten and fifteen year periods. This of course reflects the company's consistent growth during these periods.

We believe that the transaction has no significant contingencies or regulatory concerns. We have extensive experience in effecting business combinations, and it is our view that this transaction can be completed expeditiously. We are ready to undertake a mutual due diligence review at your earliest convenience. Obviously, no legal obligations would be created on either of our parts until a definitive merger agreement is signed, which agreement would contain customary terms and conditions, including that the merger be accounted for as a "pooling-of-interests."

We strongly desire the support of Cooper's management in this matter and hope that our proposal will be well received by Cooper's Board of Directors. We have been advised that there is no requirement for either of us to publicly disclose this proposal, and we do not intend to disclose it.

John, I hope the two of us can meet and quietly explore this opportunity. I would welcome the chance to garner your insights and allow me to further explain Danaher and my thinking on this combination.

Clearly, this opportunity has the highest priority for all of us at Danaher, and we hope you and your Board share our enthusiasm. I look forward to hearing from you soon.

Sincerely,

/s/ George M. Sherman

George M. Sherman
President and Chief Executive Officer


                                     * * *

         On August 30, 1999, Mr. Sherman met with Mr. Riley in Houston to discuss a possible transaction. At that meeting, Mr. Sherman explained to Mr. Riley his view of the benefits of a business combination between Danaher and Cooper.

         In September, 1999, Mr. Riley indicated to Mr. Sherman that the Cooper Board of Directors had decided not to pursue a possible combination with Danaher.

THE CURRENT PROPOSAL

         On July 17, 2001, the Danaher Board of Directors unanimously approved the Danaher Merger Proposal and related matters. Later that day, H. Lawrence Culp, Jr., President and Chief Executive Officer of Danaher, telephoned
Mr. Riley to relay the Danaher Merger Proposal and to suggest that Mr. Culp and Mr. Riley meet to discuss the Danaher Merger Proposal in greater detail.

         On July 21, 2001, Mr. Culp and Patrick W. Allender, Executive Vice President, Chief Financial Officer and Secretary of Danaher met with Mr. Riley,
D. Bradley McWilliams, Senior Vice President and Chief Financial Officer of Cooper and David A. White, Jr., Senior Vice President, Strategic Planning and New Venture Development Officer of Cooper at Cooper's headquarters in Houston, Texas. At the meeting, Messrs. Culp and Allender described to Messrs. Riley, McWilliams and White Danaher's business and its historical performance and Danaher's vision for the future. Next, Messrs. Culp and Allender discussed specific terms of the Danaher Merger Proposal, including the fact that the proposal is conditioned upon Danaher having an opportunity to conduct a due diligence review of Cooper. Mr. Culp emphasized his belief that Danaher could complete its due diligence review of Cooper quickly and indicated Danaher's eagerness to expeditiously negotiate a friendly transaction. At the conclusion of the meeting, Mr. Riley indicated that the Cooper Board of Directors would consider the Danaher Merger Proposal at its next regularly scheduled meeting on August 7, 2001.

         On July 25, 2001, Danaher delivered the following letter to Mr. Riley:


                              [DANAHER LETTERHEAD]

July 25, 2001

Mr. H. John Riley, Jr.
Chairman and Chief Executive Officer
Cooper Industries, Inc.
600 Travis
Suite 5800
Houston, Texas  77002

Dear John:

Pat Allender and I enjoyed meeting with you, Brad McWilliams and Dave White this past Saturday to discuss our proposal for a business combination between Danaher Corporation and Cooper Industries, Inc. We appreciate your time, as well as your assurance that our offer will be relayed to and duly considered by the Cooper Board of Directors. As we indicated to you, however, in light of the accelerated timetable for the shareholder vote to consider your proposal to reincorporate Cooper in Bermuda and the fact that we are offering a substantial premium to Cooper shareholders, we believe it would be appropriate for our proposal to be considered more promptly than at your next scheduled Board meeting on August 7. I thought it would be useful to memorialize for you and to set out for the Cooper Board of Directors the specifics of our proposed business combination so that your Board will have the benefit of our thinking and be able to consider our proposal fully and expeditiously.

As you know, we at Danaher have for some time believed that a combination of our two companies would create an exciting global enterprise with critical mass and leverageable strengths across many product platforms that would drive revenue growth, reduce costs and improve operational efficiency. Such a merger would be extremely compelling from both an industrial and a financial perspective. With combined revenues in excess of $8 billion and annual operating profit well in excess of $1 billion, the combined company would have a powerful financial base from which to further enhance growth both organically and through acquisitions. The strength of the combined balance sheet and the new opportunities that will be created will deliver superior returns to our combined shareholder base with benefits flowing to our customers, associates, suppliers and other constituencies as well. The excellent fit between our two companies is evident to us not only in the complementary nature of our businesses along product and geographic lines, and in our mutual commitment to operating excellence, but also in our strategic vision. You have made it clear that your primary reasons for proposing to reincorporate Cooper in Bermuda are the opportunity to enhance cash flow and with the additional cash be a more effective player in the consolidating sectors in which we both operate. As you will recall, this was the essential rationale for combining our two fine companies that my predecessor, George Sherman, emphasized in his letter to you on August 17, 1999. It was prescient then and is even more persuasive today. We believe that a combination with Danaher would accelerate the fulfillment of your own desired objectives.

It has been almost two years since you rejected George's proposal for a merger, which also offered a significant premium to Cooper's shareholders, in order to pursue your business strategy independently. Because you had no interest in pursuing a negotiated transaction, we did not pursue the matter at that time, although we continued to believe in the tremendous value of combining our two companies. A comparison of our respective companies' financial results and share price performance from that time clearly indicates that your shareholders would have realized significant additional value had you accepted our earlier proposal. Since the date of George's letter to you, Danaher's stock has outperformed Cooper's stock and the S&P 500 by 25 percentage points and 7 percentage points, respectively (a trend that has held true for the past three, five and ten year periods as well).

Your recent decision to seek shareholder approval for a major reorganization and reincorporation of Cooper in Bermuda prompted us to formally re-propose a combination of Cooper and Danaher. We firmly believe that our merger proposal represents a far more attractive near-term and long-term alternative to Cooper's shareholders than your proposed restructuring plan. The significant tax and other costs involved in migrating Cooper offshore would be altogether avoided in a Danaher transaction which would also provide your shareholders with an immediate and substantial value boost. More important even than our own view, we are convinced that your shareholders will overwhelmingly agree with this assessment and will not want to incur the costs of the move offshore in light of our proposal. We note with interest the limited impact on your share price that has resulted from your announced plan.

For all the above reasons, we have proposed to you a merger in which the Cooper shareholders will receive consideration consisting of 75% Danaher stock and 25% cash. Specifically, as we conveyed to you and your team when we met on July 21, our proposal is to structure the transaction as a merger in which each Cooper share would (subject to shareholder elections and proration as desired) be converted into $14.50 in cash and 0.7650 Danaher shares at the high end of our proposal or $13.50 in cash and 0.7123 Danaher shares at the low end of our proposal. As we discussed, this offer would provide a value of $54.00 to $58.00 for each Cooper share based on the Danaher closing price on the day prior to our meeting, which represented a 33% to 43% premium over Cooper's closing stock price on the same day and a 40% to 50% premium over the average Cooper closing stock price for the prior three months. Based on today's closing prices, our proposal represents a 35% to 45% premium to Cooper's stock price. While our proposal is based on our review and analysis of publicly available information regarding Cooper, we expect that confirmation of our understanding of Cooper's financial results and outlook through a due diligence review of Cooper's business (which we believe could be completed in as little as two weeks) would allow us to finalize a combination proposal at the high end of our range. We believe that a transaction with a substantial component of Danaher stock (in addition to a significant cash component) would be enthusiastically received by your shareholders as it offers a significant participation in the growth and synergy prospects of a much stronger combined company.

It is our view, and we are pleased that your team seems to agree, that a combination of our companies would have no significant contingencies and that this transaction can be completed expeditiously. We are ready to undertake a mutual due diligence review at your earliest convenience and to meet with your team to negotiate a merger agreement at any time. We believe ardently in the wisdom and strategic value of this transaction and the benefits that it offers to our combined shareholders and other stakeholders. I sincerely hope that you and Cooper's other directors will share our enthusiasm. As I said above, we feel strongly that an offer as compelling as this warrants prompt and thorough consideration by your Board at a special meeting and should not languish "on the back burner" for two weeks, particularly while you are actively soliciting your shareholders to support your alternative reincorporation plan. Accordingly, we would hope to hear back from you by the close of business on Monday, July 30 as to your Board's considered view of our proposal.

This matter has the highest priority for us at Danaher and we are committed to work with you in any way we can to expeditiously bring this vision to fruition. I look forward to continuing our discussions soon and hopefully working together to bring about a transaction in which everyone wins.

Sincerely,

/s/ H. Lawrence Culp, Jr.

H. Lawrence Culp, Jr.
President and Chief Executive Officer


                                     * * *

         On July 30, 2001, Mr. Riley sent a letter to Mr. Culp confirming that the Board of Directors of Cooper would not consider the Danaher Merger Proposal until its regularly scheduled meeting during the week of August 6. The following is a copy of Mr. Riley's letter to Mr. Culp:


                               [COOPER LETTERHEAD]

July 30, 2001

Mr. H. Lawrence Culp, Jr.
President and Chief Executive Officer
Danaher Corporation
2099 Pennsylvania Avenue, N.W.
12th Floor
Washington, D.C. 20006-1813

Dear Larry:

I am responding to your letter dated July 25, 2001. I must admit that I am somewhat disappointed at the tone of your letter after what I thought was a very candid and cordial meeting here in Houston on Saturday, July 21, 2001.

I will begin by reiterating what I told you at the conclusion of our meeting on July 21. With the advice and assistance of the Company's legal and financial advisors, the Board of Directors of Cooper Industries will carefully and thoroughly consider your proposal. We currently anticipate that the Board will be meeting early in the week of August 6, and we fully intend to respond to you promptly thereafter.

Given the nature of our meeting, I am also surprised by your apparent need to create a "record" with a letter that contains several misstatements and omissions. Without identifying each one of them, I feel compelled to address two issues.

We attempted to clarify for you at our meeting the major shortcomings of Danaher's 1999 proposal, made by your predecessor, George Sherman. Danaher's proposal was anything but firm.

Your "all stock" proposal at that time was conditioned on receipt of "pooling" accounting treatment. This required, among other things, that Cooper reissue approximately 19% of its outstanding equity capital prior to consummation of any business combination with Danaher, subjecting Danaher's "all stock" acquisition proposal (and consequently both of our shareholder groups) to substantial uncertainty and market risk. After a thorough evaluation, our Board of Directors concluded that, under the circumstances, no further action on Danaher's proposal was warranted.

Your letter also includes assertions regarding the costs associated with our moving offshore. Our proxy statement, which was mailed to our shareholders, clearly states that we do not expect the costs of our move offshore to be material. Further, we believe the reorganization will facilitate growth of Cooper by enabling it to obtain business, financial and strategic advantages that are not currently available, thereby making Cooper stock a more attractive investment alternative.

Larry, after receiving your letter, I believe it is all the more important that management, the Company's legal and financial advisors and Cooper's Board of Directors carefully and diligently review both the substance and implications of your proposal. We intend to do so promptly and will respond to you following that review.

Sincerely,

/s/ H. John Riley, Jr.

H. John Riley, Jr.
Chairman, President and Chief Executive Officer


                                     * * *

         On August 1, 2001, Danaher issued a press release announcing the Danaher Merger Proposal and delivered the following letter to Mr. Riley:


                              [DANAHER LETTERHEAD]


August 1, 2001

Mr. H. John Riley, Jr.
Chairman and Chief Executive Officer
Cooper Industries, Inc.
600 Travis Street
Suite 5800
Houston, Texas  77002

Dear  John:

I am responding to your letter dated July 30, 2001. We were disappointed that you did not consider it appropriate to deal with our offer more expeditiously. We believe Cooper shareholders will find our proposal preferable to the company's proposal to redomicile in Bermuda, especially given Danaher's long history of superior performance. We were also surprised by your remarks concerning our prior proposal in 1999 to merge Danaher with Cooper. Danaher's proposal was firm and achievable and we believe would have created considerable value for shareholders.

Given your apparent misunderstanding of the seriousness of our prior offer, we wanted to make it clear that we are deeply committed to a merger of our two companies. To demonstrate our firm commitment to achieving a negotiated transaction, we publicly disclosed our proposal to merge with Cooper this morning. We will not, however, act against the will of your shareholders and if they approve the action to redomicile, Danaher will withdraw its proposal promptly.

The combination of our two companies has our highest priority. I very much hope that we can quickly achieve a mutually beneficial transaction. I look forward to continuing our discussions soon.

Sincerely,

/s/ H. Lawrence Culp, Jr.

H. Lawrence Culp, Jr.
President and Chief Executive Officer


                                     * * *

REGULATORY APPROVALS REQUIRED FOR THE PROPOSED DANAHER MERGER

         ANTITRUST APPROVALS AND CLEARANCES

         The Proposed Danaher Merger would be subject to the clearance or approval under the United States antitrust laws and probably certain other countries' antitrust or trade regulation laws and regulations. Danaher is in the process of determining which, if any, foreign antitrust approvals or clearances would be required.

         In the United States, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), and the related rules and regulations that have been issued by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material have been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements would apply to the Proposed Danaher Merger.

         Under the HSR Act, the Proposed Danaher Merger may not be completed until the expiration of a 30 calendar-day waiting period (or 15 calendar-day waiting period in the case of a tender or exchange offer) following the filing of certain required information and documentary material concerning the Proposed Danaher Merger with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. If within such waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Danaher and Cooper, the waiting period with respect to the Proposed Danaher Merger would be extended for an additional period of 30 calendar days following the date of Danaher's substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR rules. After that time, the waiting period could be extended only by court order or with Danaher's consent. The FTC or the Antitrust Division may terminate the additional 30 calendar-day waiting period before its expiration. In practice, complying with a request for additional information or documentary material can take a significant period of time.

         The FTC and the Antitrust Division may scrutinize the legality under the antitrust laws of transactions such as the Proposed Danaher Merger. The FTC or the Antitrust Division could take any action under the antitrust laws that either considers necessary or desirable in the public interest, including seeking to enjoin a transaction, the divestiture of shares purchased in a transaction or the divestiture of substantial assets. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances.

         Based upon an examination of publicly available information relating to the businesses in which Cooper is engaged, we believe that the Proposed Danaher Merger would not violate the applicable United States, or any other country's, antitrust laws. Nevertheless, we cannot be certain that a challenge to the Proposed Danaher Merger on antitrust grounds would not be made, or, if such challenge is made, what the result will be.

        OTHER REQUIRED APPROVALS

         Danaher is not aware of any other material governmental approvals or actions that are required prior to the consummation of the Proposed Danaher Merger other than approval under the HSR Act described above. Danaher presently contemplates that if any additional governmental approvals or actions were to be required, these approvals or actions would be sought. However, Danaher cannot assure Cooper shareholders that any of these additional approvals or actions would be obtained.

ANTI-TAKEOVER MEASURES

         Certain anti-takeover provisions of Cooper's articles and code of regulations are designed to deter a business combination with Cooper, including Cooper's staggered Board and its shareholder rights plan, each of which is intended to require the cooperation of the Cooper Board of Directors with respect to merger proposals from third parties, such as the Danaher Merger Proposal.

         Certain provisions of Ohio law must be complied with before the Danaher Merger Proposal can be implemented. For example, Section 1701.831 of the Ohio General Corporation Law prohibits the acquisition of certain threshold amounts of a company's shares without the prior approval of a majority of the outstanding shares and a majority of the shares not owned by the acquirer, officers or employee directors. This provision would apply to the Danaher Merger Proposal.

                               VOTING INFORMATION

GENERAL

         According to information contained in Cooper's July 27, 2001 proxy statement/prospectus relating to the Reorganization Proposal, as of the Record Date there were approximately 93,650,500 shares of Cooper Common Stock outstanding. On each matter properly submitted to Cooper shareholders, each Cooper shareholder is entitled to one vote for each outstanding share of Cooper Common Stock held as of the close of business on the Record Date.

REORGANIZATION PROPOSAL

         Approval of the Reorganization Proposal requires the affirmative vote of a majority of the voting power of Cooper. Broker non-votes and abstentions will have the same effect as votes against the Reorganization Proposal.

         The accompanying blue proxy card will be voted in accordance with the shareholder's instructions on such blue proxy card. Shareholders may vote against the Reorganization Proposal (Item 1 on the enclosed proxy card) by marking the proper box on the blue proxy card. If no instructions are given with respect to Item 1, the blue proxy card will be voted AGAINST the Reorganization Proposal.

         Whether or not you plan to attend the Special Meeting, we urge you to vote AGAINST the Reorganization Proposal on the enclosed blue proxy card and immediately mail it in the enclosed envelope. You may do this even if you have already sent in a different proxy solicited by Cooper's Board of Directors. IT IS YOUR LATEST DATED PROXY THAT COUNTS. Execution and delivery of a proxy by a record holder of shares of Cooper Common Stock will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.

         You may revoke your proxy at any time prior to its exercise by attending the Special Meeting and voting in person, by submitting a duly executed later dated proxy or by submitting a written, signed and dated notice of revocation which clearly identifies the proxy being revoked to Danaher's Corporate Secretary at Danaher Corporation, 2099 Pennsylvania Avenue, NW, 12th Floor, Washington, D.C. 20006-1813. Unless revoked in the manner set forth above, duly executed proxies in the form enclosed will be voted at the Special Meeting on the Reorganization Proposal in accordance with your instructions. In the absence of such instructions, such proxies will be voted AGAINST the Reorganization Proposal.

         DANAHER STRONGLY RECOMMENDS A VOTE AGAINST THE REORGANIZATION PROPOSAL. YOUR VOTE IS IMPORTANT.

         PLEASE SIGN, DATE AND RETURN THE BLUE PROXY CARD TODAY.

         IF YOU ALREADY HAVE SENT A PROXY TO COOPER, YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE REORGANIZATION PROPOSAL BY SIGNING, DATING AND MAILING THE ENCLOSED BLUE PROXY CARD.

         If you have any questions about the voting of your shares, please call:

                            MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE
                               NEW YORK, NY 10010
                          CALL COLLECT: (212) 929-5500
                                       OR
                         CALL TOLL-FREE: (800) 322-2885





                                 OTHER PROPOSALS

         Except as set forth above, Danaher is not aware of any other matter to be considered at the Special Meeting. However, if any other matter properly comes before the Special Meeting, Danaher will vote all proxies held by it as Danaher, in its sole discretion, may determine.

                        CERTAIN INFORMATION ABOUT DANAHER

         Danaher is a Delaware corporation with its principal executive offices located at 2099 Pennsylvania Avenue, NW, 12th Floor, Washington, D.C. 20006-1813. Danaher's telephone number at such location is (202) 828-0580.

         Danaher designs, manufactures and markets industrial and consumer products with strong brand names, proprietary technology and major market positions in two principal businesses: Process/Environmental Controls and Tools and Components. Through a focused strategy, Danaher has become a leading manufacturer, competing effectively on a global basis by leveraging product value, quality and customer service.

         Danaher is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") relating to its business, financial condition and other matters. Information as of particular dates concerning Danaher's directors and officers, their remuneration, options granted to them, the principal holders of Danaher's securities and any material interests of such persons in transactions with Danaher is required to be disclosed in proxy statements distributed to Danaher's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 (call 1-800-SEC-0330 for hours). Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, NW, Washington, D.C. 20549-6009. The SEC also maintains an Internet website at http://www.sec.gov that contains the reports, proxy statements and other information filed electronically by Danaher. Danaher Common Stock is listed on the NYSE under the symbol "DHR," and reports, proxy statements and other information concerning Danaher should also be available at the offices of the NYSE located at 20 Broad Street, New York, NY 10005.

         Certain information concerning the executive officers and directors of Danaher and other representatives of Danaher who may solicit proxies from Cooper shareholders is set forth in Schedule II of this Proxy Statement. Certain information concerning the shares of Cooper Common Stock held by the persons described in the preceding sentence and by Danaher is also set forth in Schedule II of this Proxy Statement.

                               DISSENTERS' RIGHTS

         Shareholders of a corporation that is proposing to merge with another entity are sometimes entitled to appraisal or dissenters' rights in connection with the proposed transaction, depending on the circumstances. Most commonly, these rights give shareholders who oppose the merger the right to receive the fair value of their shares, as determined in a judicial appraisal proceeding, instead of the consideration being offered in the merger.

         According to Cooper's July 27, 2001 proxy statement/prospectus relating to the Reorganization Proposal, Cooper shareholders are entitled to dissenters' rights in connection with the reorganization in Bermuda. Cooper, as an Ohio corporation, is governed by Section 1701.85 of the Ohio General Corporation Law regarding the rights of dissenting shareholders.

         If you are a Cooper shareholder and want to receive the fair cash value of your shares, you should consult Section 1701.85 of the Ohio General Corporation Law and strictly adhere to all of the provisions of that section. That provision is included as Annex IV to Cooper's July 27, 2001 proxy statement/prospectus relating to the Reorganization Proposal.

                             SOLICITATION OF PROXIES

         Proxies will be solicited by mail, telephone, telefax, telegraph, the Internet, newspapers and other publications of general distribution and in person. Directors, officers and certain employees of Danaher and the other participants listed on Schedule II hereto may assist in the solicitation of proxies without any additional remuneration (except as otherwise set forth in this Proxy Statement).

         Danaher has retained MacKenzie Partners, Inc. ("MacKenzie") for solicitation and advisory services in connection with solicitations relating to the Special Meeting, for which MacKenzie is to receive a fee estimated not to
exceed $    in connection with the solicitation of proxies for the Special
Meeting. Up to     people may be employed by MacKenzie in connection with the solicitation of proxies for the Special Meeting. Danaher has also agreed to reimburse MacKenzie for out-of-pocket expenses and to indemnify MacKenzie against certain liabilities and expenses, including reasonable legal fees and related charges. MacKenzie will solicit proxies for the Special Meeting from individuals, brokers, banks, bank nominees and other institutional holders. Directors, officers and certain employees of Danaher may assist in the solicitation of proxies without any additional remuneration. The entire expense of soliciting proxies for the Special Meeting by or on behalf of Danaher is being borne by Danaher.

         Danaher has retained Lehman Brothers and Merrill Lynch & Co. to act as its financial advisors in connection with the Danaher Merger Proposal. In connection with the Danaher Merger Proposal and pursuant to Letter Agreements between each of Lehman Brothers and Merrill Lynch, on the one hand, and Danaher on the other hand, Danaher has agreed to pay each of Lehman Brothers and Merrill Lynch financial advisory fees of (i) $1,000,000 upon the earliest to occur of commencement of a tender offer, exchange offer, or certain specified solicitations of proxies or consents (other than the solicitation of proxies against the Reorganization Proposal), (ii) $3,000,000 upon the execution of a definitive business combination agreement with Cooper, and (iii) up to $12,000,000 (offset by any amounts paid pursuant to clauses (i) and (ii) above) upon consummation of a business combination agreement with Cooper. If, following the execution of a definitive business combination agreement with Cooper, the agreement is terminated and Danaher receives a termination fee, Danaher will pay each of Lehman Brothers and Merrill Lynch a fee of up to $7,500,000 (offsetby any amounts paid pursuant to clauses (i) and (ii) above). Danaher has also agreed to reimburse Lehman Brothers and Merrill Lynch for their reasonable expenses, including the fees and expenses of legal counsel, incurred in connection with their respective engagements by Danaher. In addition, Danaher has agreed to indemnify Lehman Brothers and Merrill Lynch and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement.

         In connection with the engagement of Lehman Brothers and Merrill Lynch as financial advisors, Danaher anticipates that certain employees of Lehman Brothers and Merrill Lynch may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are Cooper shareholders for the purpose of assisting in the solicitation of proxies for the Special Meeting. Lehman Brothers and Merrill Lynch will not receive any fee for or in connection with such solicitation activities apart from the fees which they are otherwise entitled to receive as described above.

                           FORWARD LOOKING STATEMENTS

         This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. In some cases, you can identify these so-called "forward-looking statements" by words such as "may," "will," "expects," "plans," "believes," "estimates," "predicts," "potential," or words of similar tenor. These forward-looking statements are based on management's good faith expectations and beliefs concerning future developments, but you are cautioned that actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the control of Danaher. Factors that could cause actual results to differ materially include, but are not limited to:
(1) the businesses of Danaher and Cooper may not be integrated successfully or such integration may be more difficult, time consuming or costly than expected;
(2) expected combination benefits from the transaction may not be fully realized or realized within the expected time frame; (3) Cooper may not be able to meet Danaher's expectations and revenues following the transaction may be lower than expected; (4) operating costs and business disruption, including difficulties in maintaining relationships with employees, customers or suppliers, may be greater than expected following the transaction; (5) the regulatory approvals required for the transaction may not be obtained on the proposed terms or on the anticipated schedule; (6) the effects of legislative and regulatory changes (particularly environmental regulations) which could affect demand for products in the Process/Environmental Controls segment; (7) unanticipated developments that could occur with respect to contingencies such as environmental matters and litigation; (8) technological changes; (9) changes in labor or capital costs;
(10) Danaher's ability to attract and retain qualified employees; (11) future acquisitions, strategic partnerships and divestitures; (12) general business and economic conditions; and (13) other risks described from time to time in Danaher's periodic reports filed with the SEC. Danaher disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the foregoing.

                              SHAREHOLDER PROPOSALS

REQUIREMENTS FOR PROPOSING BUSINESS AND DIRECTOR NOMINATIONS AT COOPER SHAREHOLDER MEETINGS ASSUMING COOPER SHAREHOLDERS APPROVE THE REORGANIZATION PROPOSAL

         The following description of the requirements for proposing business and director nominations at Cooper shareholder meetings was taken from Cooper's July 27, 2001 proxy statement/prospectus relating to the Special Meeting:

         If the reorganization is approved by the shareholders, Cooper's bye-laws will require that shareholders who wish to nominate persons for election to the board of directors must submit their nominations to Cooper no later than November 8, 2001 to be considered at the 2002 Annual Meeting of Shareholders. Nominations must include certain information concerning the nominee and the proponent's ownership of common shares of Cooper. Nominations not meeting these requirements will not be entertained at the Annual Meeting. The Secretary of Cooper can be contacted at 600 Travis, Suite 5800, Houston, Texas 77002. Any other shareholder proposals intended to be presented for consideration at the 2002 Annual Meeting of Shareholders must also be received by the Secretary of Cooper no later than November 8, 2001, to be included in the proxy materials relating to that meeting. If timely notice is not given of a shareholder proposal, then the proxies named on the proxy cards distributed by Cooper for the Annual Meeting may use the discretionary voting authority granted them by the proxy cards if the proposal is raised at the meeting, whether or not there is any discussion of the matter in the proxy statement/prospectus. In any event, all shareholder proposals to be presented for consideration at the 2002 Annual Meeting of Shareholders must be received by the Secretary of Cooper no later than January 22, 2002.

REQUIREMENTS FOR PROPOSING BUSINESS AND DIRECTOR NOMINATIONS AT COOPER SHAREHOLDER MEETINGS ASSUMING COOPER SHAREHOLDERS REJECT THE REORGANIZATION PROPOSAL

         The following description of the requirements for proposing business and director nominations at Cooper shareholder meetings was taken from Cooper's March 8, 2001 proxy statement relating to Cooper's 2001 annual meeting:

         All shareholder proposals must be submitted in writing to Diane K. Schumacher, Senior Vice President, General Counsel and Secretary, Cooper Industries, Inc., 600 Travis Street, Suite 5800, Houston, Texas 77002. Any shareholder who intends to present a proposal at the 2002 Annual Meeting of Shareholders must deliver the proposal to Cooper so that it is received no later than November 8, 2001, to have the proposal included in Cooper's proxy materials for that meeting. Shareholder proposals must also meet other requirements of the Securities and Exchange Act of 1934 to be eligible for inclusion. If a shareholder proposal is received after January 22, 2002, the persons voting the proxies may vote in their discretion on such proposal as to all the shares for which they have received proxies for the 2002 Annual Meeting of Shareholders.

                                OTHER INFORMATION

         All information concerning Cooper and the Proposed Reorganization contained herein has been taken from, or based upon, and is qualified in its entirety by Cooper's July 27, 2001 proxy statement/prospectus relating to the Reorganization Proposal and other publicly available documents on file with the SEC and other publicly available information. Danaher does not take any responsibility for the accuracy or completeness of such information or for any failure by Cooper to disclose events that may have occurred and may affect the significance or accuracy of any such information. Cooper shareholders can find more information about the Reorganization Proposal in Cooper's July 27, 2001 proxy statement/prospectus relating to the Special Meeting.

August      , 2001                                           Danaher Corporation




         If you have any questions or need assistance voting your shares, please call:

                            MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE
                               NEW YORK, NY 10010
                         CALL TOLL-FREE: (800) 322-2885
                 BANKS AND BROKERS CALL COLLECT: (212) 929-5500

                                   SCHEDULE I

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                       DIRECTORS AND MANAGEMENT OF COOPER

         According to information contained in Cooper's Proxy Statement filed with the SEC on March 8, 2001 (the "March Proxy Statement"), as of March 1, 2001, there were 93,539,239 shares of Cooper Common Stock outstanding. The information contained in this Schedule I has been taken from the March Proxy Statement. Danaher does not take any responsibility for the accuracy or completeness of such information or for any failure by Cooper to disclose events that may have occurred and may affect the significance or accuracy of any such information.

         The following table was copied from the March Proxy Statement and sets forth, as of March 1, 2001, each person who beneficially owned more than 5% of Cooper Common Stock. According to the March Proxy Statement, to the best of Cooper's knowledge, no other person owned more than 5% of Cooper Common Stock as of March 1, 2001.

                                NAME AND ADDRESS           AMOUNT AND NATURE OF      PERCENT
         TITLE OF CLASS        OF BENEFICIAL OWNER         BENEFICIAL OWNERSHIP     OF CLASS
         --------------        -------------------         --------------------     --------
Common Stock...............  AXA                          12,375,626(1)               13.2%
                             27 Avenue Matignon
                             75008 Paris, France

Common Stock...............  Wellington Management        6,152,000 (2)               6.6%
                             Company, LLP
                             75 State Street
                             Boston, Massachusetts 02109

Common Stock...............  J.P. Morgan Chase & Co.      6,083,635(3)                6.5%
                             270 Park Avenue
                             New York, NY 10017

------------

(1) Based on Schedule 13G dated February 12, 2001 filed jointly on behalf of AXA Financial, Inc. (formerly known as The Equitable Companies Incorporated), AXA, and four French mutual insurance companies (AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Courtage Assurance Mutuelle) as a group. Individually and as a group, the French mutual insurance companies and AXA have sole voting power over 6,110,296 shares, shared voting power over 1,359,502 shares, sole dispositive power over 12,232,326 shares and shared dispositive power over 143,300 shares. AXA Financial, Inc. has sole voting power over 6,045,996 shares, shared voting power over 1,359,502 shares, sole dispositive power over 12,232,326 shares and shared dispositive power over no shares. The shares are beneficially owned directly by AXA entities or subsidiaries of AXA Financial, Inc. as follows:

         AXA Rosenberg (U.S.) -- 143,300 shares; Alliance Capital Management L.P. -- 12,231,526 shares; and The Equitable Life Assurance Society of the United States -- 800 shares. The addresses of the joint filers are: AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, 370 rue Saint Honore,
         75001 Paris, France; AXA Courtage Assurance Mutuelle, 26 rue Louis le Grand, 75002 Paris, France; and AXA Financial, Inc., 1290 Avenue of the Americas, New York, New York 10104.

(2) Based on Schedule 13G dated February 14, 2001 filed by Wellington Management Company, LLP ("WMC") and Schedule 13G dated February 14, 2001 filed by Vanguard Wellington Fund ("VWF"). Shares are held by WMC directly or through its affiliate, Wellington Trust Company NA. Includes 4,029,400 shares that are beneficially owned by VWF, which is a client of WMC. WMC has shared voting power over 619,900 shares, shared dispositive power over 6,152,000 shares, and sole voting power and sole dispositive power over no shares. VWF has sole voting power and shared dispositive power over 4,029,400 shares, and shared voting power and sole dispositive power over no shares.

(3) Based on Schedule 13G dated February 12, 2001 filed by J.P. Morgan Chase & Co. Shares are held by J.P. Morgan Chase & Co. directly or through its affiliates, The Chase Manhattan Bank, Morgan Guaranty Trust Co. of New York, and J.P. Morgan Investment Management Inc. J.P. Morgan Chase & Co. has sole voting power with respect to 5,045,181 shares, shared voting power with respect to 11,574 shares, sole dispositive power with respect to 5,957,640 shares and shared dispositive power with respect to 66,200 shares.

(4) In addition, The Chase Manhattan Bank, a subsidiary of J.P. Morgan Chase & Co., as Trustee of CO-SAV, holds of record 3,919,945 shares of Cooper Common Stock, which is 4.2% of the outstanding shares of Common Stock. The CO-SAV participants have voting rights with respect to all such shares.

         The following table was copied from the March Proxy Statement and sets forth, as of March 1, 2001, the number of shares of Cooper Common Stock held by each director or nominee for director of Cooper and each executive officer named in the March Proxy Statement's list of executive officers. As of March 1, 2001, each of the named individuals and all directors and executive officers as a group beneficially owned 1.37% of Cooper's outstanding Common Stock.

                                              Number of Shares Beneficially
Name of Beneficial Owner                               Owned (1)
------------------------                               ---------
H. John Riley, Jr.                                    502,917  (2)(3)
Warren L. Batts                                        21,492  (4)(5)
Robert M. Devlin                                        4,200
Clifford J. Grum                                       22,200
Linda A. Hill                                           4,200
John D. Ong                                             7,900  (6)
Sir Ralph H. Robins                                     4,575
H. Lee Scott                                            2,558  (5)
Dan F. Smith                                            4,280  (5)
Gerald B. Smith                                             0
James R. Wilson                                         7,973  (5)
Ralph E. Jackson, Jr.                                 161,914  (2)(3)
D. Bradley McWilliams                                 107,056  (2)(3)
Diane K. Schumacher                                    70,905  (3)
David R. Sheil                                         51,830  (2)(3)
All Directors and Executive Officers as a Group     1,279,030  (2)(3)

------------

(1) Includes shares held by executive officers in the Cooper Industries, Inc. Retirement Savings and Stock Ownership Plan. Also includes shares issuable upon the exercise of options granted under either the Stock Incentive Plan or the Directors' Stock Plan that are exercisable within a period of 60 days from March 1, 2001, as follows: Mr. Riley -- 243,499 shares; Mr. Batts -- 3,000 shares; Mr. Devlin -- 1,000 shares; Mr. Grum -- 2,000 shares; Ms. Hill -- 3,000 shares; Mr. Ong -- 3,000 shares; Sir Ralph Robins -- 3,000 shares; Mr. Wilson -- 2,000 shares; Mr. Jackson -- 87,499 shares; Mr. McWilliams -- 53,366 shares; Ms. Schumacher -- 41,332 shares; Mr. Sheil -- 39,398 shares; and all directors and executive officers as a group -- 657,952 shares.

(2) Includes shares the receipt of which has been deferred pursuant to the Stock Incentive Plan and the Executive Restricted Stock Incentive Plan, as follows: Mr. Riley -- 134,713 shares; Mr. Jackson -- 57,788 shares; Mr. McWilliams -- 26,833 shares; Mr. Sheil -- 517 shares; and all executive officers as a group -- 258,193 shares.

(3) Includes shares the receipt of which has been deferred pursuant to the Management Annual Incentive Plan, as follows: Mr. Riley -- 10,374 shares; Mr. Jackson -- 2,345 shares; Mr. McWilliams -- 4,187 shares; Ms. Schumacher -- 2,607 shares; Mr. Sheil -- 1,019 shares; and all executive officers as a group -- 20,532 shares.

(4) Includes 17,200 shares held in a trust for which Mr. Batts is the settlor and trustee and for which a member of his family is the beneficiary. Mr. Batts has sole voting and investment power with respect to these shares.

(5) Includes shares the receipt of which has been deferred by the directors under the Directors' Retainer Fee Stock Plan, as follows:
         Mr. Batts -- 1,292 shares; Mr. Scott -- 2,158 shares; Mr. D. Smith -- 3,480 shares; and Mr. Wilson -- 4,273 shares.

(6)      Includes 400 shares owned by members of Mr. Ong's family.

                                   SCHEDULE II

                             INFORMATION CONCERNING
                        DIRECTORS AND OFFICERS OF DANAHER
                    AND OTHER PERSONS WHO MAY SOLICIT PROXIES


         The following tables set forth the names and the titles of persons who may be deemed to be participants on behalf of Danaher in the solicitation of proxies from the shareholders of Cooper.


                        DIRECTORS AND OFFICERS OF DANAHER

Name                             Position
----                             --------

Steven M. Rales                  Director, Chairman of the Board
Mitchell P. Rales                Director, Chairman of the Executive Committee
H. Lawrence Culp, Jr.            Director, President and Chief Executive Officer
Alan G. Spoon                    Director
Mortimer M. Caplin               Director
Donald J. Ehrlich                Director
Walter G. Lohr, Jr.              Director
A. Emmet Stephenson, Jr.         Director
Patrick W. Allender              Executive Vice President, Chief Financial
                                   Officer and Secretary
Philip W. Knisely                Executive Vice President
Steven E. Simms                  Executive Vice President
William J. Butler                Vice President and Group Executive
Thomas S. Gross                  Vice President and Group Executive
Daniel L. Comas                  Vice President-Corporate Development
W. Bruce Graham                  Vice President-Danaher Business System
James H. Ditkoff                 Vice President-Finance and Tax
Dennis A. Longo                  Vice President-Human Resources
Christopher C. McMahon           Vice President-Controller
Daniel A. Pryor                  Vice President-Strategic Development
Uldis K. Sipols                  Vice President-Procurement


         As of the date of this filing, Mortimer M. Caplin beneficially owned approximately 6,800 shares of Cooper Common Stock.

                   OTHER PERSONS WHO MAY ALSO SOLICIT PROXIES

         Representatives of Merrill Lynch:

         Name                      Position
         ----                      --------

         Paul Stefanick            Managing Director
         Michael Santini           Director
         Greg Starkins             Director

         Merrill Lynch's principal business address is 4 World Financial Center, New York, New York 10080. Merrill Lynch engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business, Merrill Lynch may trade the debt and equity securities of Cooper for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. Merrill Lynch has informed Danaher that, as of the close of business on August 2, 2001, Merrill Lynch, for its own account, held 41,257 shares of Cooper Common Stock. Merrill Lynch and certain of its affiliates also may have voting and dispositive power with respect to certain shares of Cooper Common Stock held in asset management, brokerage and other accounts. Merrill Lynch and such affiliates disclaim beneficial ownership of such shares of Cooper Common Stock.

         Merrill Lynch does not admit that it or any of its partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation of proxies, or that
Schedule 14A requires the disclosure of certain information concerning it or them.

         Representatives of Lehman Brothers:

         Name                      Position
         ----                      --------

         Steven Wolitzer           Managing Director
         Roman Martinez            Managing Director
         Mark Hudson               Senior Vice President

         Lehman Brothers' principal business address is 3 World Financial Center, New York, New York 10285. Lehman Brothers engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business, Lehman Brothers may trade the debt and equity securities of Cooper for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. Lehman Brothers and certain of its affiliates also may have voting and dispositive power with respect to certain shares of Cooper Common Stock held in asset management, brokerage and other accounts. Lehman Brothers and such affiliates disclaim beneficial ownership of such shares of Cooper Common Stock.

         Lehman Brothers does not admit that it or any of its partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation of proxies, or that
Schedule 14A requires the disclosure of certain information concerning it or them.

         Other than as set forth in this Proxy Statement, as of the date of this filing, neither Danaher nor any of the other participants listed above has any substantial interest, direct or indirect, by security holdings or otherwise, in Cooper.

                                                                      Appendix A

                             [FORM OF DANAHER PROXY]

            THIS PROXY IS SOLICITED ON BEHALF OF DANAHER CORPORATION
       IN OPPOSITION TO THE SOLICITATION BY THE COOPER BOARD OF DIRECTORS

                 FOR USE AT THE SPECIAL MEETING OF SHAREHOLDERS
                           OF COOPER INDUSTRIES, INC.
                          TO BE HELD ON AUGUST 30, 2001


         The undersigned shareholder of Cooper Industries, Inc. ("Cooper") hereby appoints H. Lawrence Culp, Jr., Patrick W. Allender, and Daniel L. Comas, each or any of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock, par value $5.00 per share, of Cooper which the undersigned is entitled to vote at the Special Meeting of Shareholders of Cooper to be held on August 30, 2001, and at any adjournments or postponements thereof (the "Special Meeting"), with all the powers the undersigned would possess if personally present at the Special Meeting, as directed on the reverse side.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. IF NO DIRECTION IS INDICATED FOR ITEM 1, THIS PROXY WILL BE VOTED AGAINST APPROVAL OF THE REINCORPORTION PROPOSAL.

         This card also constitutes voting instructions for any shares held for the shareholder in Cooper's Dividend Reinvestment Plan and Stock Purchase Plan and the Cooper Industries, Inc. Retirement Savings and Stock Ownership Plan, as well as any shares acquired through Cooper's Employee Stock Purchase Plan that are being held in a book-entry account at EquiServe Trust Company, N.A.

         THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED WITH RESPECT TO THE MATTERS COVERED HEREBY.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

         DANAHER RECOMMENDS THAT YOU VOTE AGAINST ITEM 1 BELOW.

ITEM 1.
         To adopt the Agreement and Plan of Merger, dated as of June 11, 2001, among Cooper Industries Ltd., a Bermuda company, Cooper Industries, Inc., an Ohio corporation and Cooper Mergerco, Inc., an Ohio corporation, whereby the company will effectively change its place of incorporation from Ohio to Bermuda.

                    AGAINST [ ]   FOR [ ]   ABSTAIN [ ]

         The proxies are authorized to vote in their discretion upon all such other matters as may properly come before the Special Meeting.

                                                 Dated                    , 2001


                                                 ------------------------------


                                                 -------------------------------
                                                 Signatures                 Date


                                                 Please sign your name exactly
                                                 as it appears hereon.  When
                                                 signing as attorney, executor,
                                                 administrator, trustee or
                                                 guardian, please give your full
                                                 title. If a corporation,
                                                 please sign in full corporate
                                                 name by the president or other
                                                 authorized officer. If a
                                                 partnership, please sign the
                                                 partnership name by authorized
                                                 person(s).


                PLEASE SIGN, DATE AND RETURN THIS BLUE PROXY CARD
                PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

         If you need assistance in voting your shares, please call MacKenzie Partners, Inc., Danaher's proxy solicitor, toll-free at 1-800-322-2885.

                                      A-2